SCHEDULE 14A INFORMATION/

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant      /x/

Filed by a Party Other than the Registrant  /  /

Check the appropriate box:


/X/     Preliminary Proxy Statement          /  /  Confidential, for use of the Commission
                                                   Only (as permitted by Rule 14a-6(e) (2)
/  /    Definitive Proxy Statement
/  /    Definitive Additional Materials

/  /    Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12



                             Vernitron Corporation
                             ---------------------
                       (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ X / $125 per Exchange Act Rules 0-11(c) (1) (ii), or 14a-6(i)(1), or 14a-6(i)(2) or item 22(a) (2) of Schedule 14A.

/  /    $500 per each party to the controversy pursuant to Exchange Act Rule
        14a-6(i)(3).

/  /    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        (1)    Title of each class of securities to which transaction applies:
               ---------------------------------------------------------------

        (2)    Aggregate number of securities to which transaction applies:
               ---------------------------------------------------------------

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        (4)    Proposed maximum aggregate value of transaction:
               ---------------------------------------------------------------

        (5)    Total fee paid:
               ---------------------------------------------------------------

/   /   Fee paid previously with preliminary materials.

/   /   Check box if any part of the fee is offset as provided by
        Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date off its filing.

        (1)    Amount Previously Paid
               --------------------------------------------

        (2)    Form, Schedule or Registration Statement No.:
               --------------------------------------------

        (3)    Filing Party:

               --------------------------------------------
        (4)    Date Filed:
               --------------------------------------------

                          PRELIMINARY PROXY MATERIALS






                                                   June     , 1996

Dear Vernitron Stockholder:

        On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Stockholders on July 24, 1996, at 12:00 noon, at the offices of Republic National Bank, Lower Level Conference Room, 452 Fifth Avenue, New York, New York 10018.

        The accompanying Notice of Annual Meeting and Proxy Statement describes the proposals to be considered at the meeting.

        It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the return envelope.

                                                   Very truly yours,



                                                   Stephen W. Bershad
                                                   Chairman of the Board
                                                   Chief Executive Officer

                          PRELIMINARY PROXY MATERIALS

                                [VERNITRON LOGO]

- --------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 24, 1996

- --------------------------------------------------------------------------------


        The Annual Meeting of Stockholders of Vernitron Corporation (the "Company") will be held on July 24, 1996 at 12:00 noon, at the offices of Republic National Bank, Lower Level Conference Room, 452 Fifth Avenue, New York, New York 10018, for the following purposes:

        1. To elect three directors to the Board of Directors;

        2. To approve an amendment to the Company's Certificate of Incorporation to effect a one-for five reverse split of the Company's Common Stock;

        3. To ratify the selection of Arthur Andersen LLP as independent accountants of the Company for the fiscal year ending December 31, 1996; and

        4. To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only stockholders of record at the close of business on June , 1996, will be entitled to notice of and to vote at the meeting and any adjournments thereof. A list of such stockholders will be open for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, for ten days prior to the meeting at the offices of the Company, 645 Madison Avenue, New York, New York 10022.

        Whether or not you expect to attend the meeting, it is important that your shares be represented, regardless of the number of shares you hold. Accordingly, you are encouraged to sign, date and return the enclosed proxy card in the reply envelope provided as soon as possible.

                                 By Order of the Board of Directors,


                                        ELLIOT N. KONOPKO
                                        Secretary

June  , 1996

                          PRELIMINARY PROXY MATERIALS

                                [VERNITRON LOGO]

- -------------------------------------------------------------------------------

                                PROXY STATEMENT

- -------------------------------------------------------------------------------
        This proxy statement, which is first being mailed to stockholders on or about June , 1996, is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Vernitron Corporation (the "Company"), 645 Madison Avenue, New York, New York 10022, for use at the Annual Meeting of Stockholders to be held at 12:00 noon, on July 24, 1996, and for all adjournments thereof (the "Annual Meeting"), at the offices of Republic
National Bank, Lower Level Conference Room, New York, New York 10018.

        Only stockholders of record at the close of business on June , 1996, the record date for the Annual Meeting, will be entitled to notice of and to vote at the Annual Meeting. As of the record date, 12,659,957 shares of the Company's common stock, par value $.01 per share ("Common Stock"), were outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote.

        A majority of the outstanding shares of Common Stock constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present. The election of each nominee for director, as set forth in Proposal No. 1 below, and the ratification of the selection of Arthur Andersen LLP as independent accountants, as set forth in Proposal No. 3 below, each requires the affirmative vote of a majority of the votes cast. The approval of the amendment to the Company's Certificate of Incorporation, as set forth in Proposal No. 2 below, requires the affirmative vote of a majority of the outstanding shares of Common Stock.

        Stockholders are encouraged to specify the way they wish to vote their shares by marking the appropriate boxes on the enclosed proxy. Shares represented by proxies that are properly executed and returned will be voted as specified on the proxy. IF NO CHOICE IS SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 DESCRIBED IN THIS PROXY STATEMENT. A stockholder may revoke a proxy at any time before it is actually voted by delivering written notice of revocation to the Secretary of the Company, by submitting a properly executed proxy bearing a later date, or by attending the meeting and voting in person.

        The Board of Directors does not intend to present any matters for a vote at the meeting except the proposals described in this Proxy Statement. The persons named in the proxy will, however, have discretionary voting authority regarding any other business that may properly come before the meeting.

        The expense of preparing, printing and mailing this Proxy Statement and the related proxy solicitation material will be paid by the Company. Proxies are being solicited principally by mail; but proxies may also be solicited personally, by telephone and similar means by directors, officers and regular employees of the Company without additional compensation. The Company will reimburse brokerage firms and others for their expenses in forwarding proxy solicitation materials to the beneficial owners of Common Stock.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

        The Company's By-Laws provide for a Board of Directors of not less than two directors, as determined from time to time by resolution of the Board. The Board currently consists of three directors. As noted above, proxies will be voted, unless authority is withheld, FOR the election as directors of the three nominees listed below, who are the current directors, to serve until the next annual meeting of stockholders and until their respective successors shall be duly elected and qualified. If any nominee should become unavailable for election, proxies will be voted, unless authority is withheld, for an alternate or alternates, if any, designated by the Board. The Board has no reason to believe that any nominee will become unavailable for election.

        The name, age and principal occupation of each nominee, the nominee's length of service as a director of the Company, the names of the other public companies of which the nominee is a director and certain other biographical information are set forth below.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF ALL NOMINEES (PROPOSAL NO. 1).

        STEPHEN W. BERSHAD, 54

        Chairman of the Board and Chief Executive Officer of the Company since December 1986. Prior to joining the Company, he was a Managing Director of Lehman Brothers and its predecessors, investment banking firms, where he held a series of senior management positions. Mr. Bershad is a director of EMCOR Group, Inc.

        ANTHONY J. FIORELLI, JR., 66

        President, Strategic Management Consulting Services, Inc., a management consulting firm, since December 1985. Prior to that time, Mr. Fiorelli was President and Chief Executive Officer of General Defense Corporation, a diversified engineering and manufacturing company. Mr. Fiorelli has been a director of the Company since February 1988.

        ELIOT M. FRIED, 63

        Mr. Fried has been a Managing Director of Lehman Brothers and its predecessors, investment banking firms, since 1991. Prior to that time he was Senior Executive Vice President of Lehman Brothers. Currently, he is Co-Chairman of Lehman Brother's Investment Committee. Mr. Fried is a director of American Marketing Industries, Inc., Bridgeport Machines, Inc., Energy Ventures, Inc., Lear Seating Corporation, Sun Distributors, L.P. and Walter Industries Inc. Mr. Fried has served as a Director of the Company since 1994.

        The Board of Directors met four times during 1995. The Audit Committee, the Compensation Committee and the Stock Incentive Plan Committee are the standing committees of the Board.

        The Audit Committee reviews internal and external audit procedures of the Company. Mr. Fiorelli is a member of the Audit Committee. The Compensation Committee oversees compensation policies of the Company. Its members are Messrs. Bershad and Fiorelli. The Stock Incentive Plan Committee administers the Vernitron Corporation Long-Term Stock Incentive Plan. Mr. Fiorelli is a member of the Stock Incentive Plan Committee. The Audit Committee and the Compensation Committee met once in 1995.

        Each director attended all meetings of the Board and of the Committees on which the director served.

        The compensation of directors is fixed by the Board of Directors. Directors who are not employees of the Company receive meeting fees of $2,500 for each Board meeting attended and $1,000 for each committee meeting attended other than in connection with a Board meeting. Directors are reimbursed for travel and other expenses incurred in the performance of their duties.

                                STOCK OWNERSHIP
                             DIRECTORS AND OFFICERS

        The following table sets forth the number of shares of Common Stock beneficially owned by the Company's directors individually, and by all directors and officers as a group, as of April 30, 1996:

                                                 SHARES          EXERCISABLE           TOTAL
                                                 OWNED            STOCK               SHARES
                                               DIRECTLY OR        OPTION            BENEFICIALLY    PERCENT
                                              INDIRECTLY (1)      SHARES (2)           OWNED        OF CLASS
                                              --------------     ------------     --------------    ---------

Stephen W. Bershad........................      5,685,157            50,400         5,735,558       45.1%
Anthony J. Fiorelli, Jr.(3)...............         69,245                --            69,245         --
Eliot M. Fried (4)........................             --                --                --         --
Directors and Executive Officers as a group
(5 persons)...............................       5,754,402           86,400         5,840,802       45.8%

- -----------
(1) Does not include 1,066,099 shares of Common Stock owned by the Vernitron Corporation 401(K) Plan (the "401(K) Plan") as of April 30, 1996. Elliot N. Konopko and Raymond F. Kunzmann, who are executive officers of the Company, are the sole trustees of the 401(K) Plan and may be deemed to beneficially own such shares, although each of them disclaims beneficial ownership of such shares. Mr. Bershad owns 2,731,337 shares of Common Stock directly and 2,953,820 shares of Common Stock indirectly through SWB Holding Corporation, of which he is the sole shareholder and Chairman.

(2) Shares covered by stock options exercisable on April 30, 1996, or within 60 days thereafter.

(3)    Less than 1% of the total Common Stock outstanding.



(4) Eliot M. Fried is a Managing Director and a Co-Chairman of the Investment Committee of Lehman, which may be deemed to beneficially own 2,318,705 shares of Common Stock. See "Principal Stockholders" below. Mr. Fried disclaims beneficial ownership of such shares.

       Mr. Bershad also directly owns, as of April 30, 1996, 149,041 shares of $1.20 Cumulative Exchangeable Redeemable Preferred Stock, $.01 par value per share ("Preferred Stock"), of the Company, constituting approximately 20.2% of the outstanding shares of Preferred Stock. No other director or officer owns any shares of Preferred Stock.

                                    PRINCIPAL STOCKHOLDERS

       The Company knows of no person who, as of April 30, 1996, beneficially owned more than five percent of the Common Stock outstanding, except for Mr. Bershad and except as set forth below.


                                                                     AMOUNT AND
         NAME AND ADDRESS                           NATURE OF          PERCENT
        OF BENEFICIAL OWNER                     BENEFICIAL OWNERSHIP    CLASS
        -------------------                     --------------------- ---------
     Lehman Electric Inc. (1)                    2,318,705 shares       18.3%
     World Financial Center
     200 Vesey Street
     New York, NY  10285

     Paribas Principal, Inc. (2)                 776,388 shares          5.5%
     787 Seventh Avenue
     New York, NY 10019

     Banque Paribas (2)                          666,312 shares          4.7%
     787 Seventh Avenue
     New York, NY  10019

     Victor A. Morgenstern                       909,000 shares          7.2%
     2 North LaSalle Street
     Chicago, IL 60602

     Vernitron Corporation 401(K) Plan           1,066,099 shares        8.4%
     Vernitron Corporation
     645 Madison Avenue
     New York, NY 10022

(1) Lehman Electric Inc., a Delaware corporation ("Lehman Electric"), is an investment vehicle. Lehman Brothers Inc., a Delaware corporation ("Lehman Brothers"), is a registered broker-dealer. Lehman Brothers Group Inc., a Delaware corporation ("Group"), is a holding company and parent of Lehman Electric. Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), through its domestic and foreign subsidiaries, is a full line securities firm. It is the immediate parent of Lehman Brothers and Group. The foregoing entities (other than Lehman Brothers) may be deemed to beneficially own the 2,318,705 shares of Common Stock directly owned by Lehman Electric. In the ordinary course of its business on behalf of its customers, Lehman Brothers may purchase and sell shares of Common Stock.

(2) Paribas Principal, Inc. ("PPI") is a New York corporation and Banque Paribas ("Paribas") is a banking corporation organized under the laws of the Republic of France which maintains branches in a number of jurisdictions, and which is acting through its Grand Cayman Branch in connection with its investment in the Company. The principal business of PPI, a wholly-owned subsidiary of Paribas and a small business investment company licensed by the Small Business Administration under the Small Business Administration under the Small Business Investment Act of 1958, as amended, is that of making debt and equity investments in "small concerns" (as defined under the regulations of the Small Business Administration). Paribas is a subsidiary of Compagnie Financiere de Paribas ("Compagnie Financiere"), a diversified holding company organized under the laws of the Republic of France. the operating subsidiaries of Compagnie Financiere de Paribas engage in a wide variety of banking, financial services, manufacturing, trading, development and related activities. Through its Grand Cayman Branch, which is licensed under the laws of the jurisdiction to engage in banking activities, Paribas engages in lending activities, acceptance of deposits, international trade financing trading activities.

        Paribas' beneficial ownership of 666,312 shares of Common Stock (all of which Paribas has the option to purchase pursuant to a Warrant issued to it) constitutes beneficial ownership of 4.7% of the total number of shares of outstanding Common Stock, and PPI's beneficial ownership of 776,388 shares of Common Stock (all of which PPI has the option to purchase pursuant to a Warrant issued to it) constitutes beneficial ownership of 5.5% of the total number of shares of outstanding Common Stock. Paribas may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by PPI and PPI may be deemed to be the beneficial owner of the shares of Common Stock of the Company owned by Paribas.

        Paribas has the sole power to vote or to direct the vote of, and sole power to dispose or direct the disposition of, zero shares of Common Stock of the company. Pursuant to its Warrant, Paribas has the right to acquire 666,312 shares of Common Stock, as to which it neither has nor shares voting or dispositive power as of the date hereof. PPI has sole power to vote or to direct the vote of, and sole power to dispose or direct the disposition of, zero shares of Common Stock of the Company. Pursuant to its Warrant, PPI has the right to acquire 776,388 shares of Common Stock, as to which it neither has nor shares voting or dispositive power as of the date hereof.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table shows the compensation paid to the Company's executive officers for services in all capacities for the three years ended December 31, 1995:







                                                                                                  LONG TERM
                                                             ANNUAL COMPENSATION                 COMPENSATION
                                                       ----------------------------------      ----------------          ALL OTHER
                                                                       BONUS    OTHER ANNUAL      OPTIONS              COMPENSATION
     NAME AND PRINCIPAL POSITION             YEAR       SALARY ($)     ($)(1)   COMPENSATION  (# OF SHARES)(2)            ($)(3)
     ---------------------------             ----      ----------      ------    ------------  ----------------          -----------

          Stephen W. Bershad                 1995        262,500        100,000        --           --                    9,633
           Chairman of the Board and         1994        262,500        150,000        --         21,000                 10,810
           Chief Executive Officer           1993        262,500           --          --           --                    3,385

          Elliot N. Konopko (4)              1995        175,000         40,000        --           --                    7,271
           Vice President, General           1994        175,000         55,000        --         15,000                  6,318
           Counsel and Secretary             1993        175,000           --          --           --                    3,338

          Raymond F. Kunzmann (5)            1995        135,000         45,000        --           --                    5,517
           Vice President-Finance            1994        120,000         28,000        --         20,000                  2,721
           and Controller


(1) Reflects payments under the Company's bonus plan, which is described in the "Compensation Committee Report on Executive Compensation" below.

(2) Reflects awards under the Company's Long-Term Stock Incentive Plan, which is described under "Stock Incentive Plan" below.

(3) Reflects matching contributions under the Company's 401(K) Plan, described under 401(K) Plan on page 6 of this proxy statement, and payments under the Company's executive health insurance plan. Vernitron's executive health insurance plan, which covers only executive officers, provides for the reimbursement of deductible and coinsurance amounts and certain medical expenses not covered under Vernitron's basic medical plans.

(4) Mr. Konopko has been Vice President, General Counsel and Secretary of the Company since March 1990.

(5) Raymond F. Kunzmann was elected Vice President-Finance and Controller on June 2, 1994. Prior to that time, he was Group Controller at Mannesmann Capital Corporation, a diversified manufacturing company, from January 1994 until May 31, 1994, and was Controller and held other positions at Lear Siegler, Inc., a diversified manufacturing/service company, from January 1987 until December 1993.

401(K) PLAN

       Vernitron currently maintains a 401(K) Salary Reduction Plan (the "401(K) Plan") which is intended to qualify under Sections 401(a) and 401(K) of the Internal Revenue Code. All employees who are not members of collective bargaining groups and who are 21 years of age or older are eligible to participate in the 401(K) Plan on the first calendar day of the month immediately following the month in which they complete 1,000 hours of service. All eligible executive officers have elected to participate in the 401(K) Plan.

       Eligible employees electing to participate in the 401(K) Plan may defer a portion of their compensation on a pre-tax basis, by contributing a percentage thereof to the 401(K) Plan. The minimum contribution is not less than 3% of annual gross pay. The maximum is prescribed by the Tax Reform Act of 1986. The limit for 1995 was $9,240 and will be $9,500 in 1996. The Company made a matching contribution in Common Stock of the Company in respect of each employee's 3% contribution in 1995. Eligible employees who elect to participate in the 401(K) Plan and whose employment began prior to December 1, 1988 are 100% vested in the Company's matching contribution when made. Eligible employees whose employment began on and after December 1, 1988 are vested in the Company's matching contribution according to the following schedule: less than 1 year of service - 0%; 1 year of service - 20%; 2 years of service - 40%; 3 years of service - 60%; 4 years of service - 80%; and 5 years of service - 100%.

STOCK INCENTIVE PLAN

       The Vernitron Corporation Long-Term Stock Incentive Plan (the "Incentive Plan") was approved by the stockholders in 1991. The Incentive Plan is administered by the Stock Incentive Plan Committee (the "Committee"). The Committee selects participants from among those executives and other key employees of the Company and its subsidiaries who are in a position to contribute materially to the success of the Company and determines the amounts, times, forms, terms and conditions of grants.

       Grants may be in the form of options to purchase shares of Common Stock, stock appreciation rights, restricted stock and performance units (collectively, "stock incentives"). Grants may be made for up to 450,000 shares of Common Stock of the Company in the aggregate. Stock appreciation rights may be granted on a "free-standing" basis or in conjunction with all or a portion of the shares covered by an option. Stock incentive awards are subject to such provisions as the Committee determines and may be exercised at one time or in such installments and at such prices over the balance of the exercise period as determined by the Committee.

       Each stock incentive is exercisable in whole or in part, prior to its cancellation or termination, by written notice to the Company. If any option is being exercised, such notice must be accompanied by payment in full of the purchase price in cash or, if acceptable to the Committee, shares of Company Common Stock or partly in cash and partly in such shares. Stock incentives are not transferable except by will or by laws of descent and distribution.

       In general, each stock incentive will terminate upon the earlier of (i) the date fixed by the Committee when the stock incentive is granted or (ii) unless determined otherwise by the Committee, termination of employment other than for cause, to the extent the stock incentive was then exercisable, up to 90 days after the participant's termination of employment. In the event of death or termination due to disability, the stock incentive may be exercised to the extent then exercisable for up to one year thereafter. If a participant's employment is terminated for cause, however, his or her ability to exercise any stock incentive is terminated.

       The Company may make loans to such participants as the Committee, in its discretion, may determine in connection with the exercise of options in an amount up to the exercise price of the option plus any applicable withholding taxes. In no event may any such loan exceed the fair market value, at the date of exercise, of the shares covered by the option exercised.

       Under the Incentive Plan, the Committee may determine, in the event of a change of control of the Company, that all stock incentives which have not terminated and which are then held by any participant will become immediately exercisable. Any such determination by the Committee may be set forth in an applicable option agreement or by resolution of the Committee.

       Options outstanding under the Incentive Plan to acquire up to 117,000 shares were granted prior to 1994, including to Stephen W. Bershad (42,000 shares) and Elliot N. Konopko (30,000 shares). Options outstanding under the Incentive Plan to acquire up to an additional 101,000 shares were granted in 1994 to certain new and current employees, including to Stephen W. Bershad (21,000 shares), Elliot N. Konopko (15,000 shares) and Raymond F. Kunzmann (20,000 shares). All options are exercisable to the extent of 40% thereof within one year from the date of grant and an additional 30% each year thereafter. All options are incentive stock options. All options terminate seven years after the date of grant and are exercisable at $0.75 per share, except that Mr. Bershad's options terminate five years after grant and are exercisable at $0.83 per share.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

       The Compensation Committee of the Board of Directors has furnished the following report on executive compensation.

       Under the supervision of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies which seek to enhance the profitability of the Company, and thus shareowner value, by aligning closely the financial interests of the Company's senior managers with those of its shareowners. In furtherance of these goals, the Company relies to a large degree on annual bonus and longer-term stock incentive compensation to attract and retain executive officers and other key employees and to motivate them to perform to the full extent of their abilities. Both types of incentive compensation are not guaranteed and are variable and closely tied to corporate, business unit and individual performance in a manner designed to encourage a sharp and continuing focus on building profitability and shareowner value. The annual bonus and stock incentive compensation is more closely tied to the Corporation's success in achieving significant financial and other performance-oriented goals. The Committee considers the total compensation (earned or potentially available) of each of the executive officers and the other senior managers in establishing each element of compensation. Eligible persons must be employed by the Company at the time bonus compensation is awarded.

        In evaluating the performance and setting the incentive compensation of the Chief Executive Officer, the Committee has taken note of management's success in improving sales, operating income, bookings and backlog and in repositioning the Company for growth in its served markets. In its review of other senior management performance and compensation for 1995, the Committee has also taken into account management's consistent commitment to the long-term success of the Company through development of new or improved products and the implementation of significant cost reductions, resulting in increased efficiencies and continued debt reduction.

       Based on its evaluation of these factors, the Committee believes that the senior management of the Company is dedicated to achieving significant improvements in long-term financial performance and that the compensation policies the Committee has implemented and administered have contributed to achieving this management focus.

       During each fiscal year, the Committee considers the desirability of recommending to the Long-Term Stock Incentive Committee granting senior executives, including executive officers, awards under the Incentive Plan, which provides the flexibility to grant longer-term incentives in a variety of forms, including performance units, stock options, stock appreciation rights and restricted stock. For 1995 the Committee determined not to recommend the grant of additional awards under the Incentive Plan.

Members of the Compensation Committee
Stephen W. Bershad
Anthony J. Fiorelli, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       Mr. Bershad, a member of the Compensation Committee, is Chairman of the Board and Chief Executive Officer of the Company.

STOCK PRICE PERFORMANCE GRAPH

       The information in the foregoing report and the following graph shall not be incorporated by reference (by any general statement incorporating this proxy statement by reference or otherwise) into any prior or future filing under the Exchange Act or the Securities Act of 1933, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

       The following graph shows the value of a $100 investment in Common Stock from August 30, 1991 through December 29, 1995, as of the dates indicated, compared with the value of a similar investment in the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index at such times. The NASDAQ Non-Financial Stock Index is an index comprising all non-financial common shares traded on the NASDAQ National Market and the NASDAQ Small-Cap Market. The S&P High Technology Composite Index is an index comprising common shares of companies in the aerospace/defense, communications equipment, electronics and office equipment and supplies industries. Both the NASDAQ Non-Financial Stock Index and the S&P High Technology Composite Index are calculated on a total return basis to include the reinvestment of dividends. The Common Stock was first quoted on NASDAQ on August 14, 1991.

   ---------------------------------------------------------------------------



















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                                      9


================================================================================================================================
                         8/31/91   12/27/91   6/30/92   12/31/92   6/30/93   12/31/93   6/30/94   12/30/94   6/30/95   12/29/95
- --------------------------------------------------------------------------------------------------------------------------------
Vernitron Common         $100       $88        $91         $91        $91        $38        $59        $35        $50     $54
Stock

- --------------------------------------------------------------------------------------------------------------------------------
NASDAQ Non-
Financial Index         $100       $114       $104        $124       $129       $143       $126       $137        $171   $189

- --------------------------------------------------------------------------------------------------------------------------------
S&P High
Technology              $100       $93        $100        $103       $115       $126       $124       $144        $196   $207
Composite Index
================================================================================================================================


  (1) On July 20, 1994 the Company issued an additional 7,352,942 shares of Common Stock to existing stockholders at $0.34 per share pursuant to a rights offering of Common Stock. Prior to the rights offering, there were 5,185,070 shares of Common Stock outstanding.

 AGREEMENTS WITH DIRECTORS AND OFFICERS

        The Company has entered into indemnification agreements with its directors and certain officers in order to induce them to continue to serve as directors and officers of the Company, indemnifying them for any and all liabilities incurred by them arising out of their service as directors or officers, other than liabilities arising out of conduct which has been determined in a final adjudication to constitute bad faith or a knowing violation of law or receipt by such person of an improper personal benefit. The rights to indemnification under such agreements are in addition to any rights to indemnification contained in the Company's Certificate of Incorporation or By-Laws, which provide for indemnification under certain circumstances. The Company has agreed to pay Mr. Konopko up to six months' base compensation and certain other benefits in the event of his termination by the Company other than for cause.

                                 PROPOSAL NO. 2

            AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION
                        TO EFFECT A REVERSE STOCK SPLIT

General

        The Board of Directors of the Company has adopted, subject to stockholder approval, a resolution proposing that the Company amend its Certificate of Incorporation to reduce the outstanding number of shares of Common Stock and effect a reverse stock split (the "Reverse Stock Split") pursuant to which each five shares of Common Stock ("Old Common Stock") will become one share of the Company's then outstanding common stock ("New Common Stock").

       The Certificate of Incorporation presently authorizes 20,000,000 shares of Common Stock, of which 12,659,957 shares were issued and outstanding on the Record Date. In addition, as of the Record Date, 1,735,700 shares of Common Stock were subject to issuance upon exercise of outstanding warrants and options.

Purposes of the Reverse Stock Split

       The Common Stock is currently quoted on the NASDAQ Stock Market's Small-Cap Market ("NASDAQ-SCMS"). If the Reverse Stock Split becomes effective, the Company intends promptly thereafter to apply for listing of the Common Stock on the NASDAQ Stock Market's National Market ("NASDAQ-NMS"). The Company believes that having the Common Stock listed on the NASDAQ-NMS will provide greater access to, and visibility in, a nationally recognized capital market. In order to be eligible for listing on the NASDAQ-NMS, the following minimum conditions are required to be satisfied. First, the Common Stock must maintain a minimum bid price of $5.00 for a period of time prior to listing. Second, a public float (shares not held directly or indirectly by an officer, director or by any person who is the beneficial owner of more than 10% of the total shares outstanding) of at least 500,000 shares of Common Stock must exist at the time of listing and the public float of the Company's Common Stock at the time of listing must have a market value of at least $3,000,000. Third, the Common Stock must be held by at least 400 beneficial owners. Last, at the time of listing, the Company must have minimum net tangible assets (total assets (excluding goodwill) minus total liabilities) as of the end of the most recent quarter immediately preceding the time of listing, and the Company's net income and pre-tax income in 1995 must have exceeded $400,000 and $750,000, respectively. The closing bid price per share of the Common Stock as reported on the NASDAQ-SCMS on June , 1996, the last trading day prior to the date of this Proxy Statement, was $ ______________ . The Board of Directors believes that if the market price of the Common Stock increases as a result of the Reverse Stock Split, the Common Stock may be eligible for listing on the NASDAQ-NMS. However, there can be no assurances that, even if the Reverse Stock Split is effected, the Common Stock will be accepted for listing on the NASDAQ-NMS or that, if accepted for listing on the NASDAQ-NMS, the Common Stock will continue to remain eligible for listing on the NASDAQ-NMS.

       The Board of Directors also believes that the current low per share price of the Common Stock as reported on the NASDAQ-SCMS has had a negative effect on the price and marketability of existing shares, the amount and percentage (relative to share price) of transaction costs paid by individual stockholders and the potential ability of the Company to raise capital by issuing additional shares. Reasons for these effects include internal policies of certain institutional investors which prevent the purchase of low-priced stocks, the fact that many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin and a variety of brokerage house policies and practices which tend to discourage individual brokers within those firms from dealing in low-priced stocks.

       In addition, since broker's commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs which are a higher percentage of the share price than would be the case if the share price were substantially higher. The Board of Directors also believes that this factor limits the willingness of certain institutional investors to purchase the Common Stock. The Board of Directors believes that the proposed Reverse Stock Split will enhance the Company's flexibility in the future for financing and capitalization needs. There can, however, be no assurance that any of the foregoing effects will occur.

       THERE CAN BE NO ASSURANCE THAT THE TOTAL MARKET CAPITALIZATION OF THE COMMON STOCK AFTER THE PROPOSED REVERSE STOCK SPLIT WILL BE EQUAL TO THE TOTAL

MARKET CAPITALIZATION BEFORE THE PROPOSED REVERSE STOCK SPLIT OR THAT THE MARKET PRICE FOLLOWING THE REVERSE STOCK SPLIT WILL EITHER EXCEED OR REMAIN IN EXCESS OF THE CURRENT MARKET PRICE.

Effectiveness of the Reverse Stock Split

       If Proposal No. 2 is approved by the stockholders, the Reverse Stock Split would become effective at such time as the Company files the Certificate of Amendment with the Secretary of State of Delaware (the "Effective Date"). Even if the Reverse Stock Split is approved by the stockholders, it is within the discretion of the Board of Directors to not carry out the Reverse Stock Split. Upon the filing of the Certificate of Amendment, all of the Old Common Stock will be converted into New Common Stock as set forth in the Certificate of Amendment. The number of shares of New Common Stock will be rounded up to the nearest whole share as fractional shares will not be issued. From and after the Effective Date, certificates representing shares of Old Common Stock shall be deemed to represent only the right to receive shares of New Common Stock to which an individual stockholder is entitled.

Certificates and Fractional Shares

       As soon as practicable after the Effective Date, the Company will request all stockholders to return their stock certificates representing issued shares of Old Common Stock outstanding on the Effective Date ("Old Certificates") in exchange for certificates representing the number of whole shares of New Common Stock into which the shares of Common Stock have been converted ("New Certificates") as a result of the Reverse Stock Split. Each stockholder will receive a letter of transmittal from the Company's transfer agent, Chemical Mellon Shareholders Services, New York, New York (the "Transfer Agent"), containing instructions on how to exchange certificates. STOCKHOLDERS SHOULD NOT SUBMIT THEIR OLD CERTIFICATES TO THE TRANSFER AGENT UNTIL THEY RECEIVE THESE INSTRUCTIONS. In order to receive New Certificates, stockholders must surrender their Old Certificates pursuant to the transfer Agent's instructions, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as the Company may require.

       Beginning with the Effective Date, each Old Certificate will, until surrendered and exchanged as described above, be deemed for all corporate purposes to evidence ownership of the whole number of shares of the Common Stock into which the shares evidenced by such Old Certificate have been amended.

       No fractional shares of New Common Stock will be issued as a result of the Reverse Stock Split. In lieu of receiving fractional shares, stockholders who hold a number of shares not evenly divisible immediately prior to the Reverse Stock Split will be entitled to receive a whole share of New Common Stock for any fractional share at no additional cost. The number of shares of New Common Stock to be issued in connection with rounding up such fractional interests is not expected by management of the Company to be material.

Certain Effects of the Reverse Stock Split

       The principal effect of the Reverse Stock Split will be to decrease the number of shares of Common Stock outstanding from 12,659,957 to approximately 2,531,991, before giving effect to the rounding up of fractional shares referred to above. The authorized number of shares of Common Stock will be reduced from 20,000,000 to 4,000,000 shares.

       The shares of New Common Stock will be fully paid and nonassessable. The relative voting and other rights of holders of the New Common Stock will not be altered by the Reverse Stock Split. The Company does not anticipate that the Reverse Stock Split will result in any material reduction in the number of holders of Common Stock. Certain stockholders' post-Reverse Stock Split holdings may include an "odd lot" number of shares. In general, it is somewhat more difficult to purchase or sell an odd-lot number of shares, and transactions in odd lots are subject to higher commissions and other transaction costs applicable to so-called round lots.

       The number of shares subject to outstanding warrants and options, as well as the exercise price therefor, will be proportionately adjusted to reflect the Reverse Stock Split.

Certain Federal Income Tax Consequences

       The following description of certain federal income tax consequences is based on the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., nonresident aliens, broker-dealers, or insurance companies). STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM.

       The Company has not sought and will not seek a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences of the Reverse Stock Split. However, the Company believes that because the Reverse Stock Split is not part of a plan to periodically increase a stockholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Stock Split will have the following effects:

       The amendment of shares of Old Common Stock to become shares of New Common Stock should not result in recognition of gain or loss (except in the case of the portion of a whole share of New Common Stock attributable to the rounding up to the nearest whole number of shares of New Common Stock in lieu of fractional shares as described above). The holding period for the shares and portions of shares of New Common Stock will include the stockholder's holding period for his shares of Old Common Stock, provided that the shares of Old Common Stock were held as a capital asset. The portion of the shares of New Common Stock attributable to rounding up for fractional shares will have a holding period commencing on the Effective Date. The adjusted basis of the shares of New Common Stock will be the same as the adjusted basis of the shares of Old Common Stock, increased by the income or gain attributable to the rounding up to a whole number of shares as described herein. Shares of New Common Stock attributable to the rounding up to the nearest whole number of shares will be treated for tax purposes as if the fractional shares constitute a disproportionate dividend distribution. Such stockholders should generally recognize ordinary income to the extent of earnings and profits of the Company allocated to the portion of each share of New Common Stock attributable to the rounding up process, and the remainder of the gain, if any, shall be treated as received from the exchange of property.

Miscellaneous

       The Board of Directors may abandon the proposed Reverse Stock Split at any time before or after the Annual Meeting and prior to the filing of the Certificate of Amendment related thereto if for any reason the Board of Directors deems it advisable to do so. In addition, the Board of Directors may make any and all changes to the applicable Certificate of Amendment that it deems necessary to file the Certificate of Amendment with the Delaware Secretary of State and give effect to the Reverse Stock Split.

Recommendation and Vote

       Assuming the presence of a quorum, the proposal to amend the Company's Certificate of Incorporation to effect the Reverse Stock Split requires the approval by the holders of a majority of the outstanding shares of Common Stock. Proxies will be voted for or against such approval in accordance with specifications marked thereon and, if no specification is made, will be voted FOR such approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO EFFECT THE REVERSE STOCK SPLIT (PROPOSAL NO. 2).

                                 PROPOSAL NO. 3

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

       Subject to ratification by the stockholders, the Board of Directors, upon the recommendation of its Audit Committee, has selected Arthur Andersen LLP as independent accountants to audit the consolidated books and accounts of the Company for the period beginning January 1, 1996, and ending December 31, 1996. A representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement and to respond to appropriate questions.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY FOR THE INDICATED PERIOD (PROPOSAL NO. 3).

                             ADDITIONAL INFORMATION

                             STOCKHOLDER PROPOSALS

        Any holder of Common Stock who wishes to present a proposal for inclusion in the Company's proxy statement for the next annual meeting of shareholders must comply with the rules and regulations of the Securities and Exchange Commission then in effect. Such proposal must be received by the
 Secretary of the Company at 645 Madison Avenue, New York, New York, 10022 no later than December 16, 1996, in order to be considered for inclusion in the Company's proxy statement for the next annual meeting.

                           ANNUAL REPORT ON FORM 10-K

       A copy of the Company's annual report on Form 10-K for 1995, as filed with the Securities and Exchange Commission, will be provided to stockholders without charge upon receipt of a written request to: Investor Relations, Vernitron Corporation, 645 Madison Avenue, New York, NY 10022.




June  , 1996
xxxxxxxxxxxxxxxxx

                             VERNITRON CORPORATION

                ANNUAL MEETING OF STOCKHOLDERS -- July 24, 1996

                                     PROXY

               This Proxy is Solicited by the Board of Directors

     The undersigned hereby appoints Elliot N. Konopko and Raymond F. Kunzmann, and each of them, the attorneys and proxies of the undersigned (each with power to act without the others and with power of substitution) to vote, as designated below, all shares of Common Stock of Vernitron Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held at the offices of Republic National Bank, 452 Fifth Avenue, Lower Level Conference Room, New York, New York 10018, on the 24th day of July, 1996, at 12:00 o'clock Noon, and any adjournment thereof upon all matters which may properly come before said Annual Meeting.

     Unless otherwise specified, this proxy will be voted FOR the election of all nominees as Directors (Proposal No. 1) and FOR Proposals 2 and 3.

                    (Continued, and to be dated and signed, on reverse side)

                               (Please mark boxes or |_| in blue or black ink.)


The Board of Directors recommends voting FOR Proposals 1, 2 and 3.

1.      ELECTION OF DIRECTORS     FOR ALL NOMINEES LISTED BELOW      WITHHOLD AUTHORITY
                                  (except as marked to contrary below) |_|         to  vote   for  all   nominees listed below |_|

Messrs. Stephen W. Bershad, Anthony J. Fiorelli, Jr. and Eliot M. Fried.
(INSTRUCTION:  To withhold  authority to vote for any  individual  nominee write that nominee's name on the space provided below.)

- ----------------------------------------------------------------------------------------------------------------------------------
2.      AMENDMENT OF THE COMPANY'S  CERTIFICATE OF  INCORPORATION  TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY'S COMMON
        STOCK, PAR VALUE $.01 PER SHARE
        FOR  |_|   AGAINST  |_|      ABSTAIN  |_|

3.      RATIFICATION OF AUDITORS
        FOR  |_|   AGAINST  |_|      ABSTAIN  |_|

4.      In their  discretion,  the Proxies are authorized to vote upon such other business as may properly come before the meeting

                                                  (The signature(s) on your proxy should agree with the name(s) shown at the left.
                                        If the stock is held jointly, all joint owners should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such.)

                                                      Dated:______________________________, 1996

                                                      _____________________________________(L.S.)


                                                      _____________________________________(L.S.)



Sign, Date and Return the Proxy Card Promptly         Signature(s) of Shareholder(s)
  Using the Enclosed Envelope.
